Lawson Products Reports First Quarter 2017 Results

Sales Increase 7.0%, Operations Strengthen

CHICAGO, April 20, 2017 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the first quarter ended March 31, 2017.

“In the first quarter of 2017, we experienced a continuation of the sales and operating improvement that started in late 2016. First quarter average daily sales increased 7.0% year-over-year and also increased sequentially over the preceding quarter. These higher sales led to significantly improved adjusted operating results compared to a year ago,” said Michael DeCata, president and chief executive officer.

“Combined with the improving MRO marketplace, we are now beginning to see the results of the hard work our team has done over the past few years to grow our sales force, improve sales rep productivity, integrate acquisitions and to become more efficient through our extended Lean Six-Sigma process. We are taking deliberate actions to improve sales rep productivity which will foster continued growth. With a stronger industrial economy and the previously announced closure of the Fairfield distribution center in the first quarter, it is clear that our continuing operations are well positioned to further leverage our operating costs.

“Our strong financial position provides us the flexibility to continue to invest in both sales rep development and acquisitions. We continue to provide our sales team with the training and tools they need to be successful. I believe that we are now starting to realize growth from these ongoing initiatives,” concluded Mr. DeCata.

First Quarter Highlights

•	Sales increased 7.0% to $74.6 million, compared to $69.7 million a year ago

•	Sales rep productivity, measured as sales per rep per day, improved by 2.6% over a year ago and 5.7% over the immediately preceding quarter

•
GAAP operating income was $0.7 million compared to $1.2 million in the first quarter of 2016. However, adjusted for stock-based compensation and severance costs primarily related to the Fairfield closure, adjusted operating income improved $1.0 million over a year ago (see reconciliation in Table 1)

•	The quarter ended with $8.0 million of available cash and $34.0 million of availability on our revolving credit facility

First Quarter Results

Net sales were $74.6 million for the first quarter of 2017 compared to $69.7 million in the first quarter of 2016. The first quarter of 2017 and 2016 both had 64 selling days. Average daily sales were $1.166 million compared to $1.089 million in the previous year quarter and $1.122 million in the fourth quarter of 2016. Sales were positively impacted by an increase in the number of sales representatives from a year ago, the successful integration of acquisitions completed in 2016, deliberate actions that have improved sales rep productivity and the overall improvement in the MRO marketplace. All sectors of the Company experienced growth including regional, strategic, Kent Automotive and Government accounts. Excluding 2016 acquisitions, first quarter sales grew 5.0%.

Gross profit as a percentage of sales was 60.1% in the first quarter of 2017, compared to 60.9% in the first quarter of 2016 and in line with 60.2% realized in the fourth quarter of 2016. The decline in the gross profit percentage from a year ago was primarily driven by higher sales to strategic customers that typically have lower margins, the impact of the 2016 acquisitions and non-recurring labor and freight costs associated with the Fairfield closure.

Selling expenses increased to $24.8 million in the first quarter of 2017 from $22.8 million in the prior year quarter and were 33.2% as a percent of sales compared to 32.6% in 2016. The $2.0 million increase was primarily due to commissions associated with higher sales, expenses associated with adding and training more sales representatives over the past year and higher health insurance costs.

General and administrative expenses increased to $19.4 million in the first quarter of 2017 from $18.5 million in the prior year quarter. Excluding stock-based compensation and severance, general and administrative expenses decreased $0.6 million compared to the prior year quarter (see reconciliation in Table 2) primarily reflecting a decrease in depreciation expense and continued cost control efforts.

Operating income in the first quarter of 2017 was $0.7 million compared to $1.2 million a year ago. Excluding stock-based compensation and severance primarily related to the Fairfield distribution center, adjusted non-GAAP operating income was $1.1 million in the first quarter of 2017 compared to $0.2 million a year ago (see reconciliation in Table 1). The increase from a year ago was primarily driven by leveraging the fixed cost structure on increased sales.

Net income for the first quarter of 2017 was $0.9 million, or $0.09 per diluted share, as compared to net income of $1.0 million, or $0.11 per diluted share, for the same period a year ago.

At March 31, 2017, the Company had $8.0 million in available cash and cash equivalents, $1.8 million of borrowings under its line of credit and an additional borrowing capacity of $34.0 million.

"We are encouraged by our performance of the past two quarters and continue to be optimistic for the remainder of 2017. We have the financial flexibility and infrastructure in place to continue our growth initiatives that have driven our improved results,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss first quarter 2017 results at 9:00 a.m. Eastern Time on April 20, 2017. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through May 31, 2017. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 10306#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through May 31, 2017.

About Lawson Products, Inc.

Celebrating our 65th anniversary in 2017, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With several strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2016, Form 10-K filed on February 23, 2017. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Net sales	$74,617	$69,711
Cost of goods sold	29,738	27,252
Gross profit	44,879	42,459

Operating expenses:
Selling expenses	24,804	22,753
General & administrative expenses	19,363	18,537
Operating expenses	44,167	41,290

Operating income	712	1,169

Interest expense	(94)	(166)
Other income, net	225	123

Income before income taxes	843	1,126
Income tax (benefit) expense	(14)	109

Net income	$857	$1,017

Basic income per share of common stock	$0.10	$0.12

Diluted income per share of common stock	$0.09	$0.11

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	March 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$7,973	$10,421
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	34,016	30,200
Inventories, net	43,231	42,561
Property held for sale	707	—
Miscellaneous receivables and prepaid expenses	3,854	3,788
Total current assets	90,581	87,770

Property, plant and equipment, net	28,784	30,907
Cash value of life insurance	10,277	10,051
Goodwill	5,560	5,520
Deferred income taxes	20	20
Other assets	996	1,039
Total assets	$136,218	$135,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$1,798	$841
Accounts payable	13,452	11,307
Accrued expenses and other liabilities	24,754	27,289
Total current liabilities	40,004	39,437

Security bonus plan	13,790	14,216
Financing lease obligation	7,271	7,543
Deferred compensation	4,937	4,830
Deferred rent liability	3,689	3,676
Other liabilities	4,214	4,472
Total liabilities	73,905	74,174

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,868,116 and 8,864,929 shares, respectively Outstanding - 8,835,810 and 8,832,623 shares, respectively	8,868	8,865
Capital in excess of par value	11,480	11,055
Retained earnings	42,622	41,943
Treasury stock – 32,306 shares	(691)	(691)
Accumulated other comprehensive income (loss)	34	(39)
Total stockholders’ equity	62,313	61,133
Total liabilities and stockholders’ equity	$136,218	$135,307

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2017 and 2016. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Operating income, as reported per GAAP	$712	$1,169

Stock-based compensation (1)	(30)	(1,217)

Severance expense	465	204

Adjusted non-GAAP operating income	$1,147	$156

(1)    Benefit for stock-based compensation, of which a portion varies with the Company's stock price

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP G&A EXPENSE
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

G&A expenses, as reported per GAAP	$19,363	$18,537

Stock-based compensation (1)	30	1,217

Severance expense	(465)	(204)

Adjusted non-GAAP G&A expenses	$18,928	$19,550

(1)    Benefit for stock-based compensation, of which a portion varies with the Company's stock price

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016

Number of business days	64	60	64	64	64

Average daily net sales	$1,166	$1,122	$1,097	$1,084	$1,089
Sequential quarter increase (decrease)	3.9%	2.3%	1.2%	(0.5)%	2.3%

Average active sales rep. count (1)	990	1,007	1,007	981	949
Period-end active sales rep. count	979	1,009	1,006	1,020	960

Sales per rep. per day	$1.178	$1.114	$1.089	$1.105	$1.148
Sequential quarter increase (decrease)	5.7%	2.3%	(1.4)%	(3.7)%	0.3%

Net sales	$74,617	$67,315	$70,199	$69,348	$69,711
Gross profit	44,879	40,504	42,573	42,526	42,459

Gross profit percentage	60.1%	60.2%	60.6%	61.3%	60.9%

Selling, general & administrative expenses	$44,167	$45,548	$40,184	$42,497	$41,290

Operating income (loss)	$712	$(5,044)	$2,389	$29	$1,169

(1)	Average active sales rep count represents the average of the month-ends

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665